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                                                                     Exhibit 8.1



                                  May 26, 1999



Bank of the Ozarks, Inc.
12615 Chenal Parkway
Little Rock, AR 72211

Ozark Capital Trust
c/o Bank of the Ozarks, Inc.
12615 Chenal Parkway
Little Rock, AR 72211

     Re:  Preferred Securities of Ozark Capital Trust
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Ladies and Gentlemen:

     We have acted as special tax counsel for Bank of the Ozarks, Inc. (the "Company"), an Arkansas corporation, and Ozark Capital Trust (the "Trust"), a statutory business trust organized under the Business Trust Act of the State of Delaware, in connection with the sale, pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, the Trust, and the underwriters (the "Underwriters") named therein, of trust preferred securities (the "Preferred Securities") (liquidation amount $10 per Preferred Security), which will represent undivided beneficial interests in the assets of the Trust.

     The Preferred Securities will be guaranteed by the Company with respect to distributions and payments upon liquidation, redemption, and otherwise to the extent the Trust has sufficient funds to satisfy those payments pursuant to the guarantee agreement (the "Guarantee Agreement"), to be entered into, between the Company and FMB Trust Company, N.A., as trustee (the "Guarantee Trustee"), for the benefit of the holders of the Preferred Securities.

     In connection with the issuance of the Preferred Securities, the Trust will also issue common securities (the "Common Securities") (liquidation amount $10 per Common Security), which will represent undivided beneficial interests in the assets of the Trust.

     The proceeds from the sale of the Preferred Securities and the Common Securities are to be used by the Trust to purchase subordinated debentures (the "Subordinated Debentures"), to be issued by the Company. The Preferred Securities and the Common Securities are to be issued
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Bank of the Ozarks, Inc.
Ozark Capital Trust
May 26, 1999
Page 2 of 3

pursuant to the Amended and Restated Trust Agreement (the "Trust Agreement"), to be entered into among the Company, as depositor, First Omni Bank, National Association, as Delaware trustee (the "Delaware Trustee"), FMB Trust Company, National Association, as property trustee (the "Property Trustee"), and the administrative trustees (the "Administrative Trustees") named therein. The Subordinated Debentures are to be issued pursuant to an indenture (the "Indenture"), to be entered into, between the Company and FMB Trust Company, National Association, as indenture trustee.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the preliminary Prospectus dated May 26, 1999; (ii) the Certificate of Trust filed with the Secretary of State of the State of Delaware as of May 14, 1999, by the Administrative Trustees and the Delaware Trustee; (iii) the form of the Trust Agreement including the designation of the terms of the Preferred Securities;
(iv) the form of the Preferred Securities and a specimen certificate thereof;
(v) the form of the Guarantee Agreement; (vi) the form of the Indenture; (vii) the form of Subordinated Debentures and a specimen certificate thereof; (viii) the form of Common Securities and a specimen certificate thereof; and (ix) the form of the Underwriting Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Trust and such agreements, certificates of public officials, certificates of officers, trustees or other representatives of the Company, the Trust and others, as applicable, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed by parties other than the Company or the Trust, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trust, and others.

     In rendering our opinion, we have participated in the preparation of the preliminary Prospectus. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and assumptions set forth in the documents referred to above and the statements and representations made by the Company and the Trust. In rendering our opinion, we have considered the provisions of the Internal Revenue
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Bank of the Ozarks, Inc.
Ozark Capital Trust
May 26, 1999
Page 3 of 3

Code of 1986, as amended, Treasury regulations (proposed, temporary, and final) promulgated thereunder, judicial decisions, and Internal Revenue Service rulings all as of the date hereof, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

     Based solely upon the foregoing, we are of the opinion that the statements set forth in the Prospectus under the caption "United States Federal Income Tax Consequences", to the extent they constitute matters of law or legal conclusions, as qualified therein, accurately describe the material United States federal income tax consequences to holders of the purchase, ownership and disposition of the preferred securities.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the issuance of the Subordinated Debentures, the Preferred Securities, the Common Securities, or any transactions related to or contemplated by such issuance. In connection with the sale of the Preferred Securities pursuant to the Registration Statement of the Company dated May 26, 1999, as filed with the Securities and Exchange Commission on May 26, 1999 (the "Registration Statement"), we are furnishing this opinion to you solely for your benefit.
This opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission.

     We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Kutak Rock therein under the caption "Legal Matters."

                                        Very truly yours,


                                        /s/  Kutak Rock